EXHIBIT 16

March 19, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of j2 Global Communications, Inc.’s Form 8-K dated March 14, 2007, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph, the second and third paragraphs, and the first sentence of the fifth paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph, the fourth paragraph, and the second sentence of the fifth paragraph.

Yours truly,

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP